Exhibit 99.1

630 Fifth Avenue, Suite 3110
New York, NY 10111
Tel: (212) 319-2800

Fax: (212) 319-2808

4840 Pearl East Circle, Suite 300W
Boulder, CO 80301
Tel: (303) 516-8500
Fax: (303) 530-1296

CONTACT:

NaPro BioTherapeutics, Inc.

L. Robert Cohen

Vice President, Investor Relations

(212) 218-8715

Investors:	Media:
Lilian Stern	Peter Steinerman
Stern Investor Relations, Inc.	(516) 374-3031
(212) 362-1200

For Immediate Release

NaPro Reports Fourth Quarter and Full-Year 2003 Results

Boulder, Colo., March 11, 2004 - NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) today announced the results of operations for the fourth quarter and year ended December 31, 2003.

The net income for the fourth quarter of 2003 was $49.1 million, or $1.59 basic income per share, and $1.56 diluted income per share, including a one-time gain from the sale of the generic injectable paclitaxel business of $54.6 million.  This compares to a net loss of $1.1 million, or $0.04 basic and diluted loss per share for the fourth quarter of 2002.  After tax income from discontinued operations was $55.5 million in the fourth quarter of 2003, compared with $3.9 million in income from discontinued operations in the fourth quarter of 2002.

For the year ended December 31, 2003, NaPro reported net income of $38.1 million, or $1.24 basic income per share, and $1.23 diluted income per share, including a one-time gain of $54.6 million from the sale of its generic injectable paclitaxel business.  This compares to a net loss of $8.7 million for year ended December 31, 2002, or $0.29 basic and diluted loss per share.  NaPro recognized after tax income from its discontinued operations of $60.0 million in 2003, compared to income of $11.5 million in 2002.

As of December 31, 2003, NaPro had $50.8 million in cash, cash equivalents and marketable securities.

“Calendar year 2003 was a pivotal year for NaPro BioTherapeutics,” stated Leonard P. Shaykin, NaPro’s Chairman and Chief Executive Officer.  “With the sale of our paclitaxel business we changed the fundamental direction of the company.  With the proceeds from this important sale we have begun to fund the pre-clinical development of our new proprietary therapeutic programs in both cancer and hereditary disease. We look forward, subject to regulatory clearance, to advancing two of these therapeutic candidates into human clinical trials this calendar year,” continued Mr. Shaykin.

2003 Highlights

Focus on Proprietary Therapeutics Development

•                  Two Sales Reposition NaPro

Sale of the Worldwide Paclitaxel Business.  In December 2003, NaPro completed the sale of its worldwide generic injectable paclitaxel business to Mayne Pharma (USA) Inc., a subsidiary of Mayne Group Ltd., for $71.7 million in cash minus an inventory adjustment of $4.6 million. From the proceeds of the sale, NaPro retired $21.9 million in debt (including accrued interest) and payables arising from its development relationship with Abbott Laboratories and entered calendar year 2004 with over $50 million dollars in cash and cash equivalents.

Sale of Technical and Analytical Services Group.    In April 2003, NaPro sold its technical and analytical services group to privately held ChromaDex, Inc., a leading supplier of phytochemical reference standards to the nutraceutical, dietary supplement, and functional food industries. NaPro transferred employees, specific physical assets, and real estate leases to the company, and in return, acquired an approximate 15% equity stake in ChromaDex, Inc.

With the sales mentioned above, NaPro is re-positioned to support the ongoing development of its new proprietary therapeutic products in the areas of oncology and hereditary disease. NaPro currently has four pre-clinical oncology candidates, two of which are anticipated to enter human clinical trials this year. The Company also has two hereditary disease programs in pre-clinical development, one for the treatment of Huntington’s Disease and the other for the treatment of Sickle Cell Disease.

•                  Mylan Litigation

On October 6, 2003, the Federal District Court in the Western District of Pennsylvania  made a number of rulings in favor of the Company in its patent infringement lawsuit against Mylan Laboratories, Inc. (“Mylan”) regarding certain paclitaxel formulation patents. The District Court ruled that Mylan infringes NaPro patents related to both stabilized formulations of paclitaxel and as well as methods for making stable formulations. The court also ruled that the inventors listed on the NaPro patents were the first to invent the compositions and methods claimed in such patents. The District Court also adopted NaPro’s interpretations of the patent claims asserted against Mylan in this case.

On December 23, 2003, the District Court ruled again in NaPro’s favor that NaPro’s patents were valid and that Mylan’s claims that the patents were procured through inequitable conduct and fraud on the patent office were neither true nor justified.

In February 2004, the Federal Circuit appellate court stayed the District Court’s injunction order, which would have prevented Mylan from selling the infringing products, pending a ruling on Mylan’s appeal to the Federal Circuit.  A trial to resolve any issues which may be remanded to the District Court as a result of Mylan’s appeal, as well as determining any damages owed by Mylan in this case, has been set for February 2005.

The patents, which are the subject of this litigation, were part of the sale of the paclitaxel business to Mayne Pharma.  The terms of the sale provide that NaPro will be entitled to a portion of any cash award received with respect to the final adjudication or settlement of this litigation.  Mayne Pharma, however, is in full control of the litigation, is responsible for the full cost of prosecuting it, and may direct it, or settle it, upon any terms it chooses.

About NaPro BioTherapeutics

NaPro BioTherapeutics, Inc. is a life science company focused on the development of therapies for the treatment of cancer and hereditary disease.

For more information about NaPro and its technologies, visit NaPro’s web site at www.naprobio.com.

Forward Looking Statement

The statements in this press release and on the Company’s web site that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions as of the date of this presentation, based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “estimates,” “may,” “will,” “should,” “anticipates,” “expected” or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including those factors identified under the captions “Risk Factors”, “Special Note Regarding Forward Looking Statements” or “Cautionary Note Regarding Forward Looking Statements” in the Company’s documents filed from time to time with the SEC, including the Company’s Current Report on Form 8-K/A, dated February 11, 2004.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

For further information, please contact L. Robert Cohen, Vice President, Investor Relations of NaPro BioTherapeutics, Inc., +1-212-218-8715.

 NaPro BioTherapeutics, Inc.

Balance Sheets

(In thousands)

	December 31, 2003	December 31, 2002
	(Unaudited)	(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$40,785	$6,762

Short-term investments	9,997	—

Accounts receivable	1,495	—

Prepaid expense and other current assets	596	1,003

Assets held for sale	205	33,463

Total current assets	53,078	41,228

Property, plant and equipment, net	1,156	2,042

Other assets	3,532	2,058

Total assets	$57,766	$45,328

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$6,025	$7,633

Notes payable – long term	41	19,861

Deferred income – long term	—	5,887

Convertible debentures	5,702	5,151

Total stockholders’ equity	45,998	6,796

Total liabilities and stockholders’ equity	$57,766	$45,328

NaPro BioTherapeutics, Inc.

Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Operating Expenses:
Research and development	$3,071	$2,456	$9,890	$10,192
General and administrative	3,133	2,443	11,256	9,519
Operating loss	6,204	4,899	21,146	19,711

Other income (expense):
Interest income	46	42	110	267
Interest expense	(223)	(205)	(878)	(723)
Net loss from continuing operations	(6,381)	(5,062)	(21,914)	(20,167)

Discontinued Operations:
Income from discontinued operations (including gain on sale of $54,553 in 2003)	56,096	3,949	60,686	11,502
Provision for federal income tax	(644)	—	(644)	—

Net income (loss)	$49,071	$(1,113)	$38,128	$(8,665)

Basic and diluted loss per share from continuing operations	$(0.21)	$(0.17)	$(0.71)	$(0.68)
Basic income (loss) per share from discontinued operations	$1.80	$0.13	$1.95	$0.39
Diluted income (loss) per share from discontinued operations	$1.76	$0.13	$1.94	$0.37
Basic income (loss) per share	$1.59	$(0.04)	$1.24	$(0.29)
Diluted income (loss) per share	$1.56	$(0.04)	$1.23	$(0.29)

Basic weighted average shares outstanding	30,842	29,826	30,801	29,606
Diluted weighted average shares outstanding relating to discontinued operations	31,483	29,943	30,955	31,268
Diluted weighted average shares outstanding	31,483	29,826	30,955	29,606